Exhibit 99.1

Qwest Reports Second Quarter 2010 Results

Second Quarter Highlights

•                  Continued progress toward revenue goals

•                  Strategic revenue growth of 6 percent year over year driven by demand for enterprise IP

•                  Adjusted EBITDA(a) margin improves 200 basis points year over year

•                  Generated strong free cash flow

•                  Strengthened balance sheet

•                  Fiber-to-the-Node passes 4 million households

•                  Wireless subscriber base reaches nearly 1 million

Unaudited (in millions, except per share and margin amounts)

	2Q 2010	1Q 2010	Change		2Q 2009	Change
Operating Revenue	2,930	2,966	(1.2)%		3,090	(5.2)%
Operating Income	509	568	(10.4)%		491	3.7%
Income before Income Taxes	266	247	7.7%		217	22.6%
Net Income	158	38	nm		212	(25.5)%
Net Income per Diluted Share	$0.09	$0.02	nm		$0.12	(25.0)%
Adjusted EBITDA	1,092	1,124	(2.8)%		1,092	(0.0)%
Adjusted EBITDA Margin	37.3%	37.9%	(60	) bps	35.3%	200	bps
Adjusted Free Cash Flow	609	335	81.8%		657	(7.3)%

(a) See Attachment E for Non GAAP Reconciliations

DENVER, August 4, 2010 — Qwest Communications (NYSE: Q) today reported financial results for the second quarter 2010.  In the quarter, the company reported expanded margins, improved year-over-year revenue trends across all segments and strong cash flows.

In the second quarter, net income was $158 million. Earnings per share were 9 cents compared to 12 cents in the second quarter 2009.  The current quarter’s earnings per share results include a 2 cent charge for severance, realignment and merger-related expenses, which was offset by a 1 cent gain related to the accounting treatment of the company’s convertible debt.  Results in the prior-year period include net one-time benefits from special items of 4 cents per share.

Second quarter consolidated net operating revenues declined 5 percent compared to the second quarter 2009 and declined 1 percent sequentially.  After normalizing for the effects of the company’s transition to a new wireless business model, second quarter consolidated net operating revenue declined 4 percent year over year. In the first quarter 2010, reported net operating revenues declined at an annual rate of 7 percent and excluding wireless, revenues declined 5 percent year over year.

Adjusted EBITDA of $1.09 billion for the quarter held steady compared to the prior year, and operating income increased 4 percent. Adjusted EBITDA margin of 37.3 percent increased 200 basis points year over year compared to an annual increase of 180 basis points in the first quarter.

Qwest continued to deliver on key growth initiatives in the second quarter.  The Business Markets segment reported strong growth of 25 percent year over year in IP services revenues. Mass Markets continued to expand its fiber-to-the-node (FTTN) footprint in the quarter, and services are now available to more than 4 million residential households.  In the quarter, 52,000 customers added high speed Internet services that utilize the fiber network, bringing total users to more than 500,000. This growth was offset by declines in DSL subscribers.  In the quarter, the Wholesale Markets segment made solid progress in deploying fiber-based backhaul services for wireless companies.

“We delivered strong financial performance under challenging market conditions during the second quarter,” said Edward A. Mueller, Qwest chairman and CEO.  “Our results reflect improving revenue trends, increased margins and added financial strength. We continue to maintain a disciplined focus on execution while perfecting the customer experience. Additionally, we are very pleased with the progress of our planned merger with CenturyLink. The integration planning is well under way, and we are achieving key approval milestones.”

CONSOLIDATED FINANCIAL RESULTS

Revenue

Qwest reported consolidated net operating revenue of $2.9 billion in the second quarter. Total strategic services revenue of $1.1 billion increased 6 percent year over year compared with a 5 percent increase in the first quarter.  The growth in strategic services was offset by a 12 percent decline in legacy services revenue. Legacy services were $1.6 billion in the period.

Expense

Consolidated operating expenses were $2.4 billion in the quarter, a decrease of 7 percent year over year.  Cost of sales declined 9 percent due to lower volumes, a reduced workforce and the completion of the wireless migration in the fourth quarter 2009. Selling expense declined 13 percent mainly driven by lower headcount, bad debt expense, and marketing and advertising spending. General, administrative and other operating expenses were up 1 percent in the quarter, primarily as a result of merger-related items and increased USF fees, which were partially offset by lower pension-related expenses.  Total employees at the end of the period were approximately 29,200, a decrease of 1 percent from the first quarter and 7 percent from the second quarter 2009.

Net Income

Net income for the second quarter was $158 million compared to $212 million in the prior year. The current quarter includes pre-tax charges of $8 million for severance and realignment and $27 million for merger-related expenses. The current quarter also includes a $21 million pre- and post-tax gain on the convertible debt. The prior-year period includes one-time income tax benefits totaling $83 million, which were offset by a $23 million pre-tax charge for severance and realignment expense.

SEGMENT FINANCIAL RESULTS

Business Markets

Business Markets produced stable top-line and bottom-line performance driven by strong growth in IP services and solid cost management.

Business Markets reported total revenues of $1.0 billion, which was flat with the year-ago period and the first quarter. Total recurring service revenue was down slightly from the first quarter and down 1 percent from a year ago. Strategic revenue growth of 9 percent year over year was driven by growth in IP services. Legacy services declined 9 percent year over year mainly due to lower local voice revenue and the migration from legacy data to IP-based services.

Segment operating expense increased 1 percent year over year and 2 percent sequentially. The expense increase is primarily due to a one-time legal settlement and higher data integration costs, partially offset by lower bad debt expense. As a result, Business Markets income contribution declined 2 percent year over year and 3 percent from the first quarter. Segment income margin of 38.8 percent declined 60 basis points from the year-ago period and 120 basis points sequentially.  Excluding the impact of the legal settlement, segment income and margin would have been in line with both the first quarter and the year-ago period results.

Mass Markets

In the quarter, Mass Markets achieved its third consecutive quarter of improved year-over-year revenue trends while delivering a strong margin for the quarter. This success was driven by customer adoption of higher broadband speeds, increasing customer ARPU and excellent cost management. Consumer ARPU was $62 in the quarter, a 7 percent increase compared to the second quarter 2009.  The rate of consumer access line loss in the quarter held steady with the first quarter.  The company is beginning to see encouraging signs in small business, where revenue and access line trends improved on both a year-over-year and sequential basis.

Mass Markets segment revenues of $1.2 billion declined 8 percent from the second quarter 2009 compared to an annual decline of 11 percent in the first quarter. Revenues in the second quarter declined 6 percent after adjusting for the wireless business model transition.  Strategic revenues grew 6 percent year over year due to growth in broadband services while legacy voice revenues decreased 11 percent. Sequentially, revenue declined 2 percent from the first quarter.

Segment expenses decreased 13 percent from the year-ago period and declined 3 percent sequentially. The year-over-year improvement mainly was due to lower headcount, bad debt expense, wireless costs, and sales and marketing expenses. Segment income for the quarter declined 4 percent compared to the year-ago period and declined 1 percent from the first quarter. Segment income margin of 53.5 percent improved 250 basis points compared to the year-ago quarter.

Total broadband customers were 3 million at the end of the quarter, including 2.9 million Mass Markets subscribers.  Within Mass Markets, net broadband subscriber additions were 7,000 in the quarter. Growth in FTTN subscribers was offset by a decline in the legacy DSL subscriber base due to customer migrations and competitive market conditions. The FTTN base at the end of the period was 529,000, or 19 percent of total Mass Markets subscribers.

At the end of the second quarter, Verizon Wireless customers sold by and/or billed by Qwest totaled 982,000, up 60,000 from the end of the first quarter.  Total DIRECTV video subscribers were flat for the quarter.

Wholesale Markets

Wholesale Markets reported a modest improvement in year-over-year revenue comparisons in the quarter and maintained solid profitability.  The business unit also made good progress in deploying fiber services to wireless carriers.

Segment revenue declined 10 percent year over year compared to an 11 percent annual decline reported in the first quarter.  Sequentially, revenue decreased 4 percent.  Wholesale Markets revenue continued to be impacted by lower long-distance volumes and a decline in access revenue.

Wholesale Markets segment income declined 1 percent from the second quarter 2009 and 3 percent from the first quarter.  Wholesale segment income margin of 67.5 percent improved 590 basis points year over year and 50 basis points sequentially, mainly due to an improved revenue mix and lower bad debt expense.

At the end of the quarter, Qwest had completed construction of fiber-based services to more than 600 wireless cell sites, and this number is expected to grow to approximately 2,000 sites by the end of the year.

Cash Flow and Capital Investment

In the second quarter, adjusted free cash flow was $609 million.  Capital investment in the quarter was focused on funding key strategic projects including broadband services for enterprise, wholesale, small business and consumer customers.  Capital expenditures for the quarter were $330 million, a decline of $18 million from the year-ago period.

Balance Sheet

In the quarter, the company continued to strengthen its balance sheet and improve financial flexibility. Net debt was $11.3 billion at the end of the quarter compared to $12.3 billion at the end of the second quarter 2009 and $11.7 billion in the first quarter. Cash and short-term investments were $1.8 billion.  The company’s net debt-to-adjusted EBITDA leverage ratio improved to 2.6 times, down from 2.7 times last quarter. This is the lowest leverage ratio for the company since 1999.

In February, the company announced plans to reduce debt by $3.5 billion through the first quarter of 2011, and, to date, the company has reduced total debt by $2.0 billion.  In July, the company announced a tender offer to purchase for cash its $1.265 billion outstanding 3.50 percent convertible senior notes due in 2025.  The offer is scheduled to expire on Aug. 12, 2010.

CenturyLink Merger Agreement

On April 22, 2010, Qwest and CenturyLink announced an agreement for CenturyLink to merge with Qwest in a tax-free, stock-for-stock transaction. Under the terms of the agreement, Qwest shareholders will receive 0.1664 CenturyLink shares for each share of Qwest common stock they own at closing.

The company announced it will hold a special shareholder meeting on Tuesday, Aug. 24, 2010. Shareholders will vote on a proposal to adopt the merger agreement with CenturyLink.  The record date for determining the shareholders entitled to vote at the meeting is July 13, 2010.

The transaction is expected to close in the first half of 2011, and is subject to certain governmental consents and approvals as well as approval by both companies’ shareholders. On July 15, the transaction was cleared by the Department of Justice. In addition, the companies have received approval from 6 of the 21 required state commissions.  The Federal Communications Commission also is required to approve the transaction.

Shareholder Returns

Qwest returned $139 million to shareholders in the second quarter through a dividend of 8 cents per share. Year-to-date, Qwest has paid common stock dividends totaling $277 million.

The merger agreement requires that CenturyLink and Qwest coordinate with each other to designate the record dates and payment dates for the two companies respective quarterly dividends. Thus, the timing of Qwest’s future dividends may deviate from historical dates due to this requirement.

Guidance

Qwest continues to expect to report improving revenue comparisons over the course of 2010 with the year-over-year reported decline improving to a low- to mid-single digit rate by the fourth quarter.  Qwest continues to expect to achieve full year 2010 adjusted EBITDA in a range of $4.3 to $4.4 billion.  In 2010, Qwest expects full year non-cash pension and post-retirement benefit expenses to be approximately $125 million, a decline of approximately $70 million from 2009 levels. The outlook for full year 2010 capital investments is $1.7 billion or lower. Similar to 2009, the company may continue to use lease financing in 2010 for some of its capital investments. Full year adjusted free cash flow is expected to be $1.5 to $1.6 billion.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 10 a.m. EDT. A live webcast, including a simultaneous slide presentation, and replay of the call is available at investor.qwest.com. Additional quarterly historical financial information can be found at http://investor.qwest.com/overview.

About Qwest

Customers coast to coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic-fast Internet service, high-speed internet solutions, as well as home phone, Verizon Wireless, and DIRECTV® services. Fortune 500 companies choose Qwest to deliver a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world and is recognized as a leader in the network services market by leading technology industry analyst firms.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions.  In addition, actual results could be affected by factors relating to our pending merger with CenturyLink, including but not limited to: the ability of the parties to timely and successfully receive the required approvals of regulatory agencies and our respective stockholders; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of our operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink’s and our reports filed with the Securities and Exchange Commission.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:

Diane Reberger

303-992-1662

diane.reberger@qwest.com

Investor Contact:

Kurt Fawkes

303-992-0029

kurt.fawkes@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009	% Change	2010	2009	% Change
	(Dollars in millions except per share amounts, shares in thousands)
Operating revenue	$2,930	$3,090	(5.2)%	$5,896	$6,263	(5.9)%
Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	940	1,028	(8.6)%	1,881	2,042	(7.9)%
Selling	428	493	(13.2)%	868	1,036	(16.2)%
General, administrative and other operating	505	500	1.0%	977	994	(1.7)%
Depreciation and amortization	548	578	(5.2)%	1,093	1,151	(5.0)%
Total operating expenses	2,421	2,599	(6.8)%	4,819	5,223	(7.7)%
Operating income	509	491	3.7%	1,077	1,040	3.6%
Other expense (income)—net:
Interest expense on long-term borrowings and capital leases—net	265	276	(4.0)%	544	536	1.5%
Loss on early retirement of debt	—	—	nm	42	—	nm
Other—net	(22)	(2)	nm	(22)	(11)	100.0%
Total other expense (income)—net	243	274	(11.3)%	564	525	7.4%
Income before income taxes	266	217	22.6%	513	515	(0.4)%
Income tax expense	108	5	nm	317	97	nm
Net income	$158	$212	(25.5)%	$196	$418	(53.1)%

Earnings per common share:
Basic	$0.09	$0.12	(25.0)%	$0.11	$0.24	(54.2)%
Diluted	$0.09	$0.12	(25.0)%	$0.11	$0.24	(54.2)%

Weighted average common shares outstanding:
Basic	1,723,274	1,707,928	0.9%	1,721,222	1,705,016	1.0%
Diluted	1,761,489	1,722,770	2.2%	1,750,459	1,715,252	2.1%

nm—Percentages greater than 200% and comparisons between positive and negative values or to/from zero values are considered not meaningful.

(1) During the first quarter of 2010, we changed the definitions we use to classify expenses as cost of sales, selling expenses or general, administrative and other operating expenses, and as a result certain prior year expenses in our condensed consolidated statements of operations have been reclassified to conform to the current year presentation. These changes resulted in $94 million and $180 million moving from the general, administrative and other operating expenses and selling expenses categories to cost of sales for the three and six months ended June 30, 2009, respectively. Please see further information regarding this change within our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission.

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	December 31,
	2010	2009
	(Dollars in millions)

ASSETS

Current assets:
Cash and cash equivalents	$1,118	$2,406
Short-term investments	661	—
Accounts receivable—net	1,247	1,302
Deferred income taxes—net	538	538
Prepaid expenses and other	316	368
Total current assets	3,880	4,614

Property, plant and equipment—net	11,929	12,299
Capitalized software—net	917	911
Deferred income taxes—net	1,658	1,971
Other	575	585
Total assets	$18,959	$20,380

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term borrowings	$1,554	$2,196
Accounts payable	686	765
Accrued expenses and other	1,523	1,580
Deferred revenue and advance billings	541	556
Total current liabilities	4,304	5,097

Long-term borrowings—net	11,529	12,004
Post-retirement and other post-employment benefits obligations—net	2,478	2,479
Pension obligations—net	789	817
Deferred revenue	465	486
Other	635	675
Total liabilities	20,200	21,558

Stockholders’ deficit:
Preferred stock	—	—
Common stock	17	17
Additional paid-in capital	42,147	42,269
Treasury stock	(28)	(22)
Accumulated deficit	(42,896)	(42,953)
Accumulated other comprehensive loss	(481)	(489)
Total stockholders’ deficit	(1,241)	(1,178)
Total liabilities and stockholders’ deficit	$18,959	$20,380

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
	2010	2009
	(Dollars in millions)

Operating activities:
Net income	$196	$418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,093	1,151
Deferred income taxes	303	92
Provision for bad debt—net	36	84
Loss on early retirement of debt	42	—
Other non-cash charges—net	54	65
Changes in operating assets and liabilities:
Accounts receivable	9	57
Prepaid expenses and other current assets	75	9
Accounts payable, accrued expenses and other current liabilities	(91)	(173)
Deferred revenue and advance billings	(36)	(38)
Other non-current assets and liabilities	(40)	(3)
Cash provided by operating activities	1,641	1,662

Investing activities:
Expenditures for property, plant and equipment and capitalized software	(717)	(682)
Proceeds from sales or maturities of investment securities	159	5
Purchases of investment securities	(821)	—
Other	—	(7)
Cash used for investing activities	(1,379)	(684)

Financing activities:
Proceeds from long-term borrowings	775	738
Repayments of long-term borrowings, including current maturities	(2,005)	(248)
Proceeds from issuances of common stock	17	34
Dividends paid	(277)	(274)
Early retirement of debt costs	(40)	—
Other	(20)	3
Cash (used for) provided by financing activities	(1,550)	253

Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(1,288)	1,231
Beginning balance	2,406	565
Ending balance	$1,118	$1,796

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	Three Months Ended
	June 30,
	2010	2009 (1)	% Change
	(Dollars in millions)
Operating revenue (2):
Total segment revenue	$2,824	$3,001	(5.9)%
Other revenue (primarily USF surcharges)	106	89	19.1%
Total operating revenue	$2,930	$3,090	(5.2)%

Total segment results (2) (3):
Total segment revenue	$2,824	$3,001	(5.9)%
Total segment expenses	1,368	1,509	(9.3)%
Total segment income	$1,456	$1,492	(2.4)%
Total segment margin percentage	51.6%	49.7%

Revenue, expenses, income and margin percentage by segment (1) (2) (3):
Business markets:
Revenue:
Strategic services (4)	$426	$392	8.7%
Legacy services (4)	434	478	(9.2)%
Total strategic & legacy services	860	870	(1.1)%
Data integration (4)	142	132	7.6%
Total revenue	1,002	1,002	—%
Expenses:
Data integration	101	95	6.3%
Customer service	23	28	(17.9)%
Facilities	197	198	(0.5)%
Segment overhead	38	30	26.7%
Network, engineering and other operating	95	97	(2.1)%
Customer acquisition and provisioning	159	159	—%
Total expenses	613	607	1.0%
Income	$389	$395	(1.5)%
Margin percentage	38.8%	39.4%
Mass markets:
Revenue:
Strategic services (4)	$368	$347	6.1%
Legacy services (4)	795	889	(10.6)%
Total strategic & legacy services	1,163	1,236	(5.9)%
Qwest-branded wireless services (4)	—	33	nm
Total revenue	1,163	1,269	(8.4)%
Expenses:
Customer service	73	98	(25.5)%
Facilities	31	47	(34.0)%
Segment overhead	16	19	(15.8)%
Network, engineering and other operating	250	265	(5.7)%
Customer acquisition and provisioning	171	193	(11.4)%
Total expenses	541	622	(13.0)%
Income	$622	$647	(3.9)%
Margin percentage	53.4%	51.0%
Wholesale markets:
Revenue:
Strategic services (4)	$318	$307	3.6%
Legacy services (4)	341	423	(19.4)%
Total revenue	659	730	(9.7)%
Expenses:
Customer service	11	24	(54.2)%
Facilities	123	164	(25.0)%
Segment overhead	9	12	(25.0)%
Network, engineering and other operating	50	56	(10.7)%
Customer acquisition and provisioning	21	24	(12.5)%
Total expenses	214	280	(23.6)%
Income	$445	$450	(1.1)%
Margin percentage	67.5%	61.6%

Capital expenditures (5):	$330	$348	(5.2)%

ATTACHMENT D

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(UNAUDITED)

	June 30,
	2010	2009	% Change
	(Amounts in thousands, except for employees)
Operating metrics:

Total employees	29,221	31,509	(7.3)%

Access lines (6)(7):
Business markets	1,942	2,067	(6.0)%
Mass markets	6,457	7,310	(11.7)%
Wholesale markets	988	1,107	(10.7)%
Total access lines	9,387	10,484	(10.5)%

Mass markets connections:
Access lines:
Consumer lines	5,315	6,069	(12.4)%
Small business lines	1,142	1,241	(8.0)%
Total access lines	6,457	7,310	(11.7)%
Other connections:
Broadband subscribers (7)(8)	2,859	2,741	4.3%
Video subscribers (7)(9)(10)	951	857	11.0%
Wireless subscribers (7)(10)	982	738	33.1%
Total other connections	4,792	4,336	10.5%
Total mass markets connections	11,249	11,646	(3.4)%

	Three Months Ended
	June 30,
	2010	2009	% Change
Consumer ARPU (in dollars) (11):	$62	$58	6.9%
Wholesale minutes of use from carriers and CLECs (in millions)	7,470	8,574	(12.9)%

(1)  We have reclassified certain prior year segment amounts to conform to the current quarter presentation.

(2) We centrally manage revenue from USF (Universal Service Fund) surcharges, consequently, it is not assigned to any of our segments.

(3) Segment margin percentage represents segment income as a percentage of segment revenue.  Segment income is net of direct costs incurred by the segment, such as segment specific employee-costs, bad debt, equipment sales costs and other non-employee related costs.  Additionally, we assign other expenses to the segments using an activity-based costing methodology.  Assigned expenses include network expenses, facility expenses, and various other expenses.

(4)  Our strategic services are primarily private line, broadband, Qwest iQ Networking®, hosting, video, VoIP and Verizon Wireless services.

Our legacy services are primarily local, long distance, access, traditional WAN and ISDN services.

Data integration is telecommunications equipment located on customers’ premises and related professional services. These services include network management, installation and maintenance of data equipment and building of proprietary fiber-optic broadband networks for our government and business customers.

Our Qwest-branded wireless services were wireless services that we provided through our mass markets segment under an arrangement with a wireless services provider. This arrangement ended on October 31, 2009.

(5) Capital expenditures exclude assets acquired through capital leases.

(6) Total access lines include only those lines used to provide services to external customers and exclude lines used solely by us and our affiliates. As of June 30, 2009, we included in total access lines 462,000 lines used by us and our affiliates. We changed the way we report total access lines during the first quarter of 2010 to better reflect our ongoing operations and have restated access lines reported for the three and six months ended June 30, 2009, to conform to the current period presentation of excluding access lines used by us and our affiliates.

(7) We have changed the basis of how we count subscribers and access lines to better align with our revenue and have restated the subscriber counts and access lines reported as of June 30, 2009 to be on the same basis as the current period presentation. This change resulted in approximately 34,000 less broadband subscribers, 4,000 more video subscribers, 24,000 less wireless subscribers, and 57,000 more access lines than previously reported as of June 30, 2009.

(8) Broadband and wireless subscribers reflect a methodology adjustment to exclude business and wholesale markets customers. Business and wholesale markets had approximately 148,000 broadband subscribers and 1,000 wireless subscribers as of June 30, 2009.

(9) Video subscribers include customers who originally purchased video services through us, but later elected to not be billed by us. Prior to mid-2009 we ceased to earn revenue for these subscribers when they elected to not be billed by us. However, beginning in mid-2009 we began to earn an ongoing commission associated with these customers that we no longer bill so long as they remain active customers of DIRECTV. Because of the change in this commission we have begun to include them in our subscriber counts subsequent to the change in commission structure. This methodology change has increased our video subscribers by approximately 57,000 at the end of the first quarter of 2010 and an additional 3,000 subscribers at the end of the second quarter of 2010.

ATTACHMENT E

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2010	2009	2010	2009	2009
	(Dollars in millions)
Operating revenue	$2,930	$3,090	$5,896	$6,263	$12,311
Cost of sales (exclusive of depreciation and amortization)	(940)	(1,028)	(1,881)	(2,042)	(4,088)
Selling expenses	(428)	(493)	(868)	(1,036)	(1,944)
General, administrative and other operating expenses	(505)	(500)	(977)	(994)	(1,993)
EBITDA (1)	$1,057	$1,069	$2,170	$2,191	$4,286

EBITDA—as adjusted (2):	$1,092	$1,092	$2,216	$2,237	$4,415
Less: legal reserve	—	—	—	—	(16)
Less: realignment, severance and related costs	(8)	(23)	(19)	(46)	(113)
Less: merger related	(27)	—	(27)	—	—

EBITDA (1):	1,057	1,069	2,170	2,191	4,286
Depreciation and amortization	(548)	(578)	(1,093)	(1,151)	(2,311)
Total other (expense) income—net	(243)	(274)	(564)	(525)	(1,072)
Income tax expense	(108)	(5)	(317)	(97)	(241)
Net income	$158	$212	$196	$418	$662

EBITDA margin percentage—as adjusted (2):
EBITDA—as adjusted	$1,092	$1,092	$2,216	$2,237	$4,415
Divided by total operating revenue	$2,930	$3,090	$5,896	$6,263	$12,311
EBITDA margin percentage—as adjusted	37.3%	35.3%	37.6%	35.7%	35.9%

EBITDA margin percentage (1):
EBITDA	$1,057	$1,069	$2,170	$2,191	$4,286
Divided by total operating revenue	$2,930	$3,090	$5,896	$6,263	$12,311
EBITDA margin percentage	36.1%	34.6%	36.8%	35.0%	34.8%

Free cash flow from operations (3):
Cash provided by operating activities	$919	$1,005	$1,641	$1,662	$3,307
Less: expenditures for property, plant and equipment and capitalized software	(330)	(348)	(717)	(682)	(1,409)
Free cash flow from operations	589	657	924	980	1,898
Add: certain one-time settlement payments	—	—	—	16	32
Add: merger related	20	—	20	—	—
Adjusted free cash flow from operations	$609	$657	$944	$996	$1,930

ATTACHMENT E

(CONTINUED)

QWEST COMMUNICATIONS INTERNATIONAL INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

	June 30,	December 31,	June 30,
	2010	2009	2009
	(Dollars in millions)
Net debt (4):
Current portion of long-term borrowings	$1,554	$2,196	$1,085
Long-term borrowings—net	11,529	12,004	13,038
Total borrowings—net	13,083	14,200	14,123
Less: cash and cash equivalents	1,118	2,406	1,796
Less: short-term investments	661	—	4
Net debt	$11,304	$11,794	$12,323

Ratio of net debt to annualized EBITDA—as adjusted (5):
Total net debt	$11,304	$11,794	$12,323
Divided by annualized EBITDA—as adjusted	$4,394	$4,415	$4,499
Ratio of net debt to annualized EBITDA—as adjusted	2.6	2.7	2.7

(1) EBITDA and EBITDA margin percentage are non-GAAP financial measures.  Other companies may calculate these measures (or similarly titled measures) differently. We believe these measures provide useful information to investors in evaluating our capital-intensive business because they reflect our operating performance before the impacts of non-cash items and are indicators of our ability to service debt, pay taxes and fund discretionary spending such as capital expenditures. Management also uses EBITDA for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(2) EBITDA—as adjusted, annualized EBITDA—as adjusted and EBITDA margin percentage—as adjusted are non-GAAP financial measures that reflect our operating performance before the impacts of certain non-cash items and after removing the effects of items that we believe are not representative of our core ongoing telecommunications operations, such as severance charges, restructuring charges and charges for securities-related litigation.  We provide this information to supplement our GAAP financial measures because we believe that investors commonly use this information to analyze the results of our core operations, to identify financial trends in these results and to compare our operating performance to that of our competitors.  Management also uses these measures for a number of purposes, including setting targets for compensation and assessing the performance of our operations.

(3) Free cash flow and adjusted free cash flow from operations are non-GAAP financial measures that indicate cash generated by our business after operating expenses, capital expenditures, interest expense and income tax expense/benefit. We believe these measures provide useful information to our investors for purposes of evaluating our ability to satisfy our debt and other mandatory payment obligations and because they reflect cash flows available for financing activities and voluntary debt repayment.  This is of particular relevance for our business given our significant debt balance. We also use free cash flow and adjusted free cash flow from operations internally for a variety of purposes, including setting targets for compensation and budgeting our cash needs. These measures are not determined in accordance with GAAP and should not be considered as a substitute for “income before income taxes” or “cash provided by operating activities” or any other measure determined in accordance with GAAP.

(4) Net debt is a non-GAAP financial measure that we calculate as our total borrowings (current plus long-term) less our cash and cash equivalents and short-term investments.  We believe net debt is helpful in analyzing our leverage, and management uses this measure in making decisions regarding potential financings.  Net debt is not a measure determined in accordance with GAAP and should not be considered as a substitute for “current portion of long-term borrowings” or “long-term borrowings” or any other measure determined in accordance with GAAP.

(5) The ratio of net debt to annualized EBITDA—as adjusted is a non-GAAP financial measure that we calculate as net debt divided by a rolling four quarters of EBITDA—as adjusted. Other companies may calculate this measure differently. We believe this measure provides useful information to our investors about our debt level relative to our performance and about our ability to meet our financial obligations.